                                                                      Exhibit 12

                       Morgan Stanley Dean Witter & Co.
                      Ratio of Earnings to Fixed Charges
     and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                             (Dollars in millions)

                                        Three Months Ended        Six Months Ended
                                        May 31,     May 31,      May 31,     May 31,                  Fiscal Year
                                         2000        1999         2000        1999         1999         1998           1997
                                     ----------- -----------  ----------- -----------  -----------------------------------------
Ratio of Earnings to Fixed Charges

  Earnings:
       Income before income taxes (1)    $2,295      $1,858       $4,727      $3,530       $7,728         $5,385         $4,274
       Add:  Fixed charges, net           4,456       3,044        8,421       6,214       12,725         13,614         10,898
                                     ----------- -----------  ----------- -----------  -----------    -----------    -----------
           Income before income
             taxes and fixed
             charges, net                $6,751      $4,902      $13,148      $9,744      $20,453        $18,999        $15,172
                                     =========== ===========  =========== ===========  ===========    ===========    ===========

  Fixed Charges:

       Total interest expense            $4,420      $3,015       $8,352      $6,157      $12,616        $13,514        $10,806
       Interest factor in rents              36          29           69          57          109            100             92
                                     ----------- -----------  ----------- -----------  -----------    -----------    -----------

             Total fixed charges         $4,456      $3,044       $8,421      $6,214      $12,725        $13,614        $10,898
                                     =========== ===========  =========== ===========  ===========    ===========    ===========

  Ratio of earnings to fixed
    charges                                 1.5         1.6          1.6         1.6          1.6            1.4            1.4

Ratio of Earnings to Fixed
Charges and Preferred Stock
Dividends

  Earnings:

       Income before income taxes (1)    $2,295      $1,858       $4,727      $3,530       $7,728         $5,385         $4,274
       Add:  Fixed charges, net           4,456       3,044        8,421       6,214       12,725         13,614         10,898
                                     ----------- -----------  ----------- -----------  -----------    -----------    -----------
           Income before income
             taxes and fixed
             charges, net                $6,751      $4,902      $13,148      $9,744      $20,453        $18,999        $15,172
                                     =========== ===========  =========== ===========  ===========    ===========    ===========

  Fixed Charges:
       Total interest expense            $4,420      $3,015       $8,352      $6,157      $12,616        $13,514        $10,806
       Interest factor in rents              36          29           69          57          109            100             92
       Preferred stock dividends             14          18           28          35           72             87            110
                                     ----------- -----------  ----------- -----------  -----------    -----------    -----------
             Total fixed charges
               and preferred
               stock dividends           $4,470      $3,062       $8,449      $6,249      $12,797        $13,701        $11,008
                                     =========== ===========  =========== ===========  ===========    ===========    ===========

  Ratio of earnings to fixed
    charges and preferred
    stock dividends                         1.5         1.6          1.6         1.6          1.6            1.4            1.4

(1) 1998 Income before income taxes does not include a cumulative effect of accounting change.

    "Earnings consist of income before income taxes and fixed charges. "Fixed charges consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.